Exhibit 99.1

Houston American Energy Announces Notification of NYSE MKT Listing Deficiency and Receipt of Audit Opinion with Going Concern Qualification

HOUSTON, TX – March 21, 2016, Houston American Energy Corp. (NYSE MKT: HUSA; the “Company”) today announced receipt of notification (the “Deficiency Letter”) from the NYSE MKT LLC that the Company is not in compliance with certain NYSE MKT continued listing standards relating to stockholders’ equity.

Specifically, the Deficiency Letter indicated that the Company is not in compliance with Section 1003(a)(iii) (requiring stockholders’ equity of $6.0 million or more if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years). As of December 31, 2015, the Company had stockholders’ equity of $5.5 million. The Company is required to submit a plan to the NYSE MKT by April 18, 2016 advising of actions it has taken or will take to regain compliance with the continued listing standards by September 18, 2016. The Company intends to submit a plan by the April 18, 2016 deadline. If the Company fails to submit a plan, if the Company’s plan is not accepted or if the Company fails to regain compliance by the deadline, the NYSE MKT may commence delisting procedures.

In addition, the Deficiency Letter indicated that the NYSE MKT staff has determined that the Company’s securities have been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the NYSE MKT Company Guide, the Company’s continued listing is predicated on taking appropriate steps to demonstrate sustained price improvement within a reasonable period of time, which the staff determined to be no later than September 19, 2016.

The Company’s common stock will continue to be listed on the NYSE MKT while it attempts to regain compliance with the listing standards noted, subject to the Company’s compliance with other continued listing requirements. The Company’s common stock will continue to trade under the symbol “HUSA,” but will have an added designation of “.BC” to indicate that the Company is not in compliance with the NYSE MKT’s listing standards. The NYSE MKT notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material agreements.

The Company also announced the inclusion of a going concern qualification in the audit opinion relating to the Company’s audited consolidated financial statement at and for the year ended December 31, 2015, which financial statements are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2016.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy is to focus on early identification of, and entrance into, existing and emerging conventional and resource plays and typically seeks to partner with established operators for the development of these projects.  The Company’s property mix includes producing and non-producing assets with a focus on Texas, Louisiana, Colombia and plans to acquire an ownership interest in an Australian based shale resource company.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including the Company’s ability to submit and execute on a plan to regain compliance with NYSE MKT listing standards and the Company’s plans to acquire interests in assets in Australia. Those statements are subject to a number of risks described in the company's documents and reports filed from time to time with the Securities and Exchange Commission, which reports are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.